Exhibit 99.1

BP and Verenium announce significant partnership to accelerate the commercialization of cellulosic ethanol

- Collaboration assembles core capabilities across biofuels value chain to accelerate commercial-scale cellulosic ethanol production using non-food feedstocks -

- Initial phase includes $90 million in total funding by BP to Verenium over 18 months -

August 6, 2008 - BP and Verenium Corporation (Nasdaq: VRNM) today announced the creation of a strategic partnership to accelerate the development and commercialization of cellulosic ethanol. The partnership combines a broad technology platform and operational capabilities in an effort to advance the development of a portfolio of low-cost, environmentally sound cellulosic ethanol production facilities in the United States, and potentially throughout the world. Under the initial phase of the strategic alliance, Verenium is to receive $90 million in total funding from BP over the next 18 months for rights to current and future technology held within the partnership.

“We are very excited and proud to be partnering with BP, a world leader in both the traditional and alternative energy industries that shares our commitment and vision to rapidly evolve next-generation ethanol into a commercial-scale solution for our energy needs,” said Carlos A. Riva, President and Chief Executive Officer at Verenium. “In addition to BP’s world-class capabilities in traditional energy production, logistics and distribution, their commitment to accelerate the development of the global biofuels market was a significant factor in our decision to partner with BP. In addition, both organizations are aligned on the significant market opportunity and operational imperatives for achieving rapid, commercial-scale success.”

“BP is very pleased to be entering this important relationship with Verenium. We believe energy crops like sugar cane, miscanthus and energy cane are the best feedstocks to deliver economic, sustainable and scaleable biofuels to the world. This deal puts us at the front of the cellulosic biofuels game,” said Sue Ellerbusch, president of BP Biofuels North America. “In partnering with Verenium, we now have the most advanced technology for transforming these energy grasses to biofuels, increasing our ability to invest earlier in the US to meet the requirements for cellulosic ethanol laid out in the recent energy bill. We also have the possibility of enhancing the productivity of our Brazilian assets. Verenium has already demonstrated the technology, making this real and an appropriate fit with our commitment to bring more sustainable biofuels to the market more quickly.”

The initial phase of the strategic alliance utilizes Verenium’s advanced technology for cellulosic ethanol production as the platform for a joint development effort between BP and Verenium. The companies have formed a Special Purpose Entity (SPE) that is equally owned by BP and Verenium, will license existing intellectual property from each company and own jointly-developed intellectual property in the field of cellulosic ethanol production. All intellectual property owned prior to the formation of the SPE will be retained by each respective company. Further, the SPE will serve as the licensing entity to enable all cellulosic ethanol production projects.

The financial terms of this initial phase of the strategic alliance include:

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$45 million, payable in three installments over the next twelve months, for broad access to Verenium’s cellulosic ethanol technology platform, production facilities, and employee scientific knowledge and expertise. At closing, Verenium will receive the first $24.5M of this amount.

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$2.5 million per month to co-fund Verenium’s various scientific and technical initiatives within the cellulosic ethanol field. The Companies’ joint efforts in the field will be directed by a Joint Development Agreement, the initial term of which is 18 months.

Beyond the initial phase of this alliance, the companies expect to negotiate a second phase of the relationship focused on the development of a Joint Venture (JV) to accelerate the commercial deployment of the technologies from the SPE into commercial-scale cellulosic ethanol production facilities. While the primary and initial focus of the JV will be on facilities jointly owned by BP and Verenium in the United States, the SPE technologies may also be licensable to third-party commercial projects. It is the Companies’ intention to negotiate and finalize this second phase of the strategic alliance, including incremental financial terms for co-funding the JV.

Lazard acted as financial advisor to Verenium in connection with the transaction.

Conference Call
Verenium and BP will host a joint conference call with live webcast at 10:00 a.m. EDT. The call may be accessed by dialing 866-825-1692 (domestic) or 617-213-8059 (international) five minutes prior to start time and providing the passcode 71026740. A link to the live webcast may be accessed by visiting Verenium’s website at www.verenium.com or the BP biofuels website at www.bp.com/biofuels. A replay of the call will be archived on both Companies’ websites for 30 days.

Cellulosic Ethanol
Cellulosic ethanol is a renewable fuel source produced from biomass-derived products such as sugarcane waste (bagasse), switchgrass, rice straw and wood chips. Cellulose, a long-chain polysaccharide found in nearly all plant life, is the most abundant molecule on earth.

Cellulosic ethanol uses advanced biological science to reduce the cost of ethanol production and enable access to a wide variety of biomass. Unlike traditional ethanol manufactured from corn cellulosic ethanol production utilizes non-food, plant biomass as its feedstock source. The biomass is first broken down into fermentable sugars using acid or enzymatic hydrolysis and industrial enzymes, after which the sugars are fermented into ethanol using various fermentation organisms. Ethanol produced from cellulosic biomass is believed to have many benefits over first-generation ethanol including, the use of non-food feedstock, substantially greater yield than grain ethanol per acre of feedstock, minimal exposure to volatile commodity price risks across the production process and a more favorable environmental impact. It also offers the potential to deliver significant greenhouse gas emission reductions of 80-90% compared to grain ethanol at GHG emission reductions of 0-70%.1

The Energy Bill
The production of cellulosic ethanol in the United States is supported by the Energy Independence and Security Act of 2007, which mandates 21 billion gallons of advanced biofuel production by 2022, of which 16 billion gallons must come from cellulosic ethanol.

Verenium
Verenium Corporation is a leader in the development and commercialization of next-generation cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the alternative fuels, specialty industrial processes, and animal nutrition and health markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of cellulosic feedstocks, including dedicated energy crops, sugarcane bagasse, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company relating to products derived from the production of low-cost, biomass-derived sugars.

Verenium's Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium's world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information, visit http://www.verenium.com.

BP
BP is of one of the world's largest energy companies, providing its customers with fuel for transportation, energy for heat and light, retail services and petrochemicals products for everyday items. It is the largest oil and gas producer in the U.S. and one of the largest refiners. BP also has a global network of around 25,000 service stations.

BP is a leading player in the global biofuels market. In the US, BP blended and distributed 763 million US gallons of ethanol and about 1 million US gallons of biodiesel during 2007. In Europe, BP sold 344 million liters of ethanol and 847 million liters of biodiesel during 2007. BP’s sales of biofuels in 2007 accounted for about 10% of the global biofuels market.

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Contacts:

Verenium:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com

BP:

BP U.S. Press Office, Houston: 281-366-1236 BP Press Office, London: +44 (0)207 496 4076

1 GHG emissions reductions taken from Concawe Well-to-Wheels Report March 2007